Exhibit 4.8

2003 EQUITY INCENTIVE PLAN

OF

SORRENTO NETWORKS CORPORATION

TABLE OF CONTENTS

PAGE
1.	Purpose of this Plan
2.	Definitions and Rules of Interpretation
	2.1	Definitions
	2.2	Rules of Interpretation
3.	Shares Subject to this Plan; Term of this Plan
	3.1	Number of Award Shares
	3.2	Source of Shares
	3.3	Term of this Plan
4.	Administration
	4.1	General
	4.2	Authority of Administrator
	4.3	Scope of Discretion
5.	Persons Eligible to Receive Awards
	5.1	Eligible Individuals
	5.2	Section 162(m) Limitation
6.	Terms and Conditions of Options
	6.1	Price
	6.2	Term
	6.3	Vesting
	6.4	Form of Payment
	6.5	Nonassignability of Options
	6.6	Substitute Options
	6.7	Cancellation and Regrant of Options
7.	Incentive Stock Options
8.	Stock Appreciation Rights, Stock Awards and Cash Awards
	8.1	Stock Appreciation Rights
	8.2	Stock Awards
	8.3	Cash Awards
9.	Exercise of Awards
	9.1	In General
	9.2	Time of Exercise
	9.3	Issuance of Award Shares
	9.4	Termination
10.	Certain Transactions and Events
	10.1	In General
	10.2	Changes in Capital Structure
	10.3	Fundamental Transactions
	10.4	Divestiture
	10.5	Dissolution
	10.6	Cut-Back to Preserve Benefits
11.	Automatic Option Grants to Nonemployee Directors
	11.1	Grant Dates
	11.2	Exercise Price
	11.3	Option Term
	11.4	Exercise and Vesting of Options
	11.5	Limited Transferability of Options
	11.6	Termination of Board Service
	11.7	Certain Transactions and Events
12.	Withholding and Tax Reporting

	12.1	Tax Withholding Alternatives
	12.2	Reporting of Dispositions
13.	Compliance with Law
14.	Amendment or Termination of this Plan or Outstanding Awards
	14.1	Amendment and Termination
	14.2	Shareholder Approval
	14.3	Effect
15	Reserved Rights
	15.1	Nonexclusivity of this Plan
	15.2	Unfunded Plan
16.	Special Arrangements Regarding Award Shares
	16.1	Escrows and Pledges
	16.2	Repurchase Rights
17.	Beneficiaries
18.	Miscellaneous
	18.1	Governing Law
	18.2	Determination of Value
	18.3	Reservation of Shares
	18.4	Contractual Arrangements
	18.5	Prior Plans
	18.6	Electronic Communications
	18.7	Notices

1. PURPOSE OF THIS PLAN

The purpose of this 2003 Equity Incentive Plan is to enhance the long-term shareholder value of Sorrento Networks Corporation by offering opportunities to eligible individuals to participate in the growth in value of the equity of Sorrento Networks Corporation.

2. DEFINITIONS AND RULES OF INTERPRETATION

2.1 Definitions

This Plan uses the following defined terms:

(a) ‘Administrator’ means the Board, the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b) ‘Affiliate’ means a ‘parent’ or ‘subsidiary’ (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an ‘Affiliate’ for purposes of this Plan.

(c) ‘Applicable Law’ means any and all laws, rules and regulations of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

(d) ‘Award’ means a Stock Award, SAR, Cash Award, or Option granted in accordance with the terms of the Plan.

(e) ‘Award Agreement’ means the document evidencing the grant of an Award.

(f) ‘Award Shares’ means Shares covered by an outstanding Award or purchased under an Award.

(g) ‘Awardee’ means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award, (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), 11.4 and 17, and (iii) a person who holds Option Shares subject to any right of repurchase under Section 16.2.

(h) ‘Board’ means the board of directors of the Company.

(i) ‘Cash Award’ means the right to receive cash as described in Section 8.3.

(j) ‘Change of Control’ means a change in ownership or control of the Company effected through either of the following transactions:

(i) The acquisition, directly or indirectly by any person or related group of persons (other than the Company or an Affiliate), of beneficial ownership (within the meaning of Rule 13d]-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders; or

(ii) A change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to consist of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(k) ‘Code’ means the Internal Revenue Code of 1986.

(l) ‘Committee’ means a committee composed of Company Directors appointed in accordance with the Company’s charter documents and Section 4.

(m) ‘Company’ means Sorrento Networks Corporation, a Delaware corporation.

(n) ‘Company Director’ means a member of the Board.

(o) ‘Consultant’ means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(p) ‘Director’ means a member of the board of directors of the Company or an Affiliate.

(q) ‘Divestiture’ means any transaction or event that the Board specifies as a Divestiture under Section 10.4.

(r) ‘Domestic Relations Order’ means a ‘domestic relations order’ as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a ‘plan’ in that definition shall be to this Plan.

(s) ‘Employee’ means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an ‘Employee’ (or as not an ‘Employee’) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 10. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an ‘Employee.’

(t) ‘Exchange Act’ means the Securities Exchange Act of 1934.

(u) ‘Executive’ means, if the Company has any class of any equity security registered under Section 12 of the Exchange Act, an individual who is subject to Section 16 of the Exchange Act or who is a ‘covered employee’ under Section 162(m) of the Code, in either case because of the individual’s relationship with the Company or an Affiliate. If the Company does not have any class of any equity security registered under Section 12 of the Exchange Act, ‘Executive’ means any (i) Director, (ii) officer elected or appointed by the Board, or (iii) beneficial owner of more than 10% of any class of the Company’s equity securities.

(v) ‘Expiration Date’ means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Award, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

(w) ‘Fair Market Value’ means the value of Shares as determined under Section 18.2.

(x) ‘Fundamental Transaction’ means either of the following shareholder-approved transactions:

(i) the Company or an Affiliate is a party to a merger, consolidation, amalgamation, or other transaction in which the beneficial shareholders of the Company, immediately before the transaction, beneficially own securities representing 50% or less of the total combined voting power or value of the Company immediately after the transaction, or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

(y) ‘Grant Date’ means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(z) ‘Hostile Take-Over’ shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or an Affiliate) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept.

(aa) ‘Incentive Stock Option’ means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

(bb) ‘Nonemployee Director’ means any person who is a member of the Board but is not an Employee of the Company or any Affiliate of the Company and has not been an Employee of the Company or any Affiliate of the Company at any time during the preceding twelve months. Service as a director does not in itself constitute employment for purposes of this definition.

(cc) ‘Nonstatutory Option’ means any Option other than an Incentive Stock Option.

(dd) ‘Objectively Determinable Performance Condition’ shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Examples of measures that may be used in Objectively Determinable Performance Conditions include, without limitation, net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, objective customer satisfaction indicators and efficiency measures, each with respect to the Company and/or an individual business unit.

(ee) ‘Officer’ means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

(ff) ‘Option’ means a right to purchase Shares of the Company granted under this Plan.

(gg) ‘Option Price’ means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(hh) ‘Option Shares’ means Shares covered by an outstanding Option or purchased under an Option.

(ii) ‘Plan’ means this 2003 Equity Incentive Plan of Sorrento Networks Corporation.

(jj) ‘Prior Plans’ means the Company’s 1997 Incentive and Non-Qualified Stock Option Plan, the 1997 Directors Stock Option Plan, and the 2000 Stock Option/Stock Issuance Plan in effect.

(kk) ‘Purchase Price’ means the price payable under a Stock Award for Shares, not including any amount payable in respect of withholding or other taxes.

(ll) ‘Reverse Vesting’ means that an Option is or was fully exercisable but that, subject to a ‘reverse’ vesting schedule, the Company has a right to repurchase the Option Shares as specified in Section 15.2(a), with the Company’s right of repurchase expiring in accordance with a ‘forward’ vesting schedule that would otherwise have applied to the Option under which the Option Shares were purchased or in accordance with some other vesting schedule described in the Award Agreement. With respect to a Stock Award, Reverse Vesting means that the Company has a right to repurchase the Award Shares purchased pursuant to the Stock Award, as specified in Section 16.2(a), with the Company’s right of repurchase expiring in accordance with the vesting schedule in the Award Agreement.

(mm) ‘Rule 16b-3’ means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(nn) ‘SAR’ or ‘Stock Appreciation Right’ means a right to receive cash based on a change in the Fair Market Value of a specific number of Shares pursuant to an Award Agreement, as described in Section 8.1.

(oo) ‘Securities Act’ means the Securities Act of 1933.

(pp) ‘Share’ means a share of the common stock of the Company or other securities substituted for the common stock under Section 10.

(qq) ‘Stock Award’ means an offer by the Company to sell shares subject to certain restrictions pursuant to the Award Agreement as described in Section 8.2.

(rr) ‘Substitute Award’ means a Substitute Option, Substitute SAR or Substitute Stock Award granted in accordance with the terms of the Plan.

(ss) ‘Substitute Option’ means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(tt) ‘Substitute SAR’ means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

(uu) ‘Substitute Stock Award’ means a Stock Award granted in substitution for, or upon the conversion of, a stock award granted by another entity to purchase equity securities in the granting entity.

(vv) ‘Take-Over Price’ shall mean the greater of (i) the Fair Market Value per share of Company’s Common Stock on the date the option is surrendered to the Company in connection with a Hostile Take-Over or (ii) the highest reported price per share of the Company’s Common Stock paid by the tender offeror in effecting such Hostile Take-Over.

(ww) ‘Termination’ means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator, ‘Termination’ shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the ‘Termination’ of that Affiliate’s Employees, Directors, and Consultants.

2.2 Rules of Interpretation. Any reference to a ‘Section,’ without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3. SHARES SUBJECT TO THIS PLAN; TERM OF THIS PLAN

3.1 Number of Award Shares. Subject to adjustment under Section 10, the

maximum number of Shares that may be issued under this Plan is [            ]. When an Award is granted, the maximum number of Shares that may be issued under this Plan shall be reduced by the number of Shares covered by that Award. However, if an Award later terminates or expires without having been exercised in full, the maximum number of shares that may be issued under this Plan shall be increased by the number of Shares that were covered by, but not purchased under, that Award. By contrast, the repurchase of Shares by the Company shall not increase the maximum number of Shares that may be issued under this Plan.

3.2 Source of Shares. Award Shares may be: (a) Shares that have never been issued, (b) Shares that have been issued but are no longer outstanding, or (c) Shares that are outstanding and are acquired, including shares repurchased by the Company on the open market, to discharge the Company’s obligation to deliver Award Shares.

3.3 Term of this Plan

(a) This Plan shall be effective on, and Awards may be granted under this Plan after, the date it has been both adopted by the Board and approved by the Company’s shareholders.

(b) Subject to Section 13, Awards may be granted under this Plan for a period of ten years from the earlier of the date on which the Board approves this Plan and the date the Company’s shareholders approve this Plan. Accordingly, Awards may not be granted under the Plan after the earlier of those dates.

(c) One or more provisions of the Plan, including (without limitation) the provisions of Section 10, may, in the Administrator’s discretion, be extended to one or more options granted under Prior Plans which do not otherwise contain such provisions, provided, however, that no modification of any option shall impair any existing contractual rights of any awardee unless the affected awardee consents to such modification. When contemplating a modification of awards granted under Prior Plans pursuant to this Section 3.3(d), the Administrator shall give due consideration to the effect of such modification under Applicable Law, tax laws and any adverse accounting treatment that may be incurred.

4. ADMINISTRATION

4.1 General

(a) The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action is to be taken or a determination made by the Board, only the Board may take that action or make that determination. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the ‘Administrator,’ the action may be taken or determination made by the Board, the Committee, or other Administrator. However, only the Board or the Committee may approve grants of Awards to Executives, and an Administrator other than the Board or the Committee may grant Awards only within guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b) So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are ‘Non-Employee Directors’ as defined in Rule 16b-3 and, after the expiration of any transition period permitted by Treasury Regulations Section 1.162-27(h)(3), who are ‘outside directors’ as defined in Section 162(m) of the Code.

4.2 Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority to:

(a) grant Awards, including Substitute Awards;

(b) determine the Fair Market Value of Shares;

(c) determine the Option Price and the Purchase Price of Awards;

(d) select the Awardees;

(e) determine the times at which Awards are granted;

(f) determine the number of Shares subject to each Award;

(g) determine the types of payment that may be used to purchase Award Shares;

(h) determine the types of payment that may be used to satisfy withholding tax obligations;

(i) determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised, whether and under what conditions an Award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

(j) modify or amend any Award;

(k) authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(l) determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(m) interpret this Plan and any Award Agreement or document related to this Plan;

(n) correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(o) adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(p) adopt, amend, and revoke special rules and procedures which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Award Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

(q) determine whether a transaction or event should be treated as a Change of Control, a Divestiture or neither;

(r) determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a Change of Control or a Divestiture, then the effect of that Change of Control or Divestiture; and

(s) make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3 Scope of Discretion. Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. However, except as provided in Section 13.3, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5. PERSONS ELIGIBLE TO RECEIVE AWARDS

5.1 Eligible Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate. However, Incentive Stock Options may only be granted to Employees, as provided in Section 7(g).

5.2 Section 162(m) Limitation.

(a) Options and SARs. So long as the Company is a ‘publicly held corporation’ within the meaning of Section 162(m) of the Code: (i) no Employee or prospective Employee may be granted one or more SARs and Options within any fiscal year of the Company under this Plan to purchase more than 1,300,000 Shares under Options or to receive compensation calculated with reference to more than that number of Shares under SARs, subject to adjustment under Section 10, and (ii) Options and SARs may be granted to an Executive only by the Committee (and, notwithstanding Section 4.1(a), not by the Board). If an Option or SAR is cancelled without being exercised or if the Option Price of an Option is reduced, that cancelled or repriced Option or SAR shall continue to be counted against the limit on Awards that may be granted to any individual under this Section 5.2.

(b) Cash Awards and Stock Awards. Any Cash Award or Stock Award intended as

‘qualified performance-based compensation’ within the meaning of Section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. The Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code.

6. TERMS AND CONDITIONS OF OPTIONS

The following rules apply to all Options:

6.1 Price. No Option intended as ‘qualified incentive-based compensation’ within the meaning of Section 162(m) of the Code may have an Option Price less than 100% of the Fair Market Value of the Shares on the Grant Date. In no event will the Option Price of any Option be less than the par value of the Shares issuable under the Option if that is required by Applicable Law. The Option Price of an Incentive Stock Option shall be subject to Section 7(f).

6.2 Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date. Additional provisions regarding the term of Incentive Stock Options are provided in Sections 7(a) and 7(e).

6.3 Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Optionee’s directorship, employment or consultancy begins, or a different date specified in the Option Agreement. If so provided in the Option Agreement, an Option may be exercisable subject to the application of Reverse Vesting to the Option Shares. Additional provisions regarding the vesting of Incentive Stock Options are provided in Section 7(c). No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

6.4 Form of Payment.

(a) The Administrator shall determine the acceptable form and method of payment for exercising an Option.

(b) Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(c) In addition, the Administrator may permit payment to be made by any of the following methods:

(i) other Shares, or the designation of other Shares, which (A) are ‘mature’ shares for purposes of avoiding variable accounting treatment under generally accepted accounting principles (generally mature shares are those that have been owned by the Optionee for more than six months on the date of surrender), and (B) have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii) provided that a public market exists for the Shares, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of an Optionee or sells Option Shares on behalf of an Optionee (a ‘Cashless Exercise Procedure’), provided that if the Company extends or arranges for the extension of credit to an Optionee under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure;

(iii) with respect only to Optionees who are neither Officers nor Directors as of the date of exercise, one or more promissory notes meeting the requirements of Section 6.4(e), provided, however, that promissory notes may not be used for any portion of an Award which is not vested at the time of exercise;

(iv) cancellation of any debt owed by the Company or any Affiliate to the Optionee by the Company including without limitation waiver of compensation due or accrued for services previously rendered to the Company; and

(v) any combination of the methods of payment permitted by any paragraph of this Section 6.4.

(d) The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.

(e) The promissory notes referred to in Section 6.4(c)(iii) must be full recourse. Unless the Committee specifies otherwise after taking into account any relevant accounting issues, the notes shall bear interest at a fair market value rate when the Option is exercised. Interest on the notes shall also be at least sufficient to avoid imputation of interest under Sections 483, 1274, and 7872 of the Code. The notes and their administration shall at all times comply with any applicable margin rules of the Federal Reserve. The notes may also include such other terms as the Administrator specifies. Payment may not be made by promissory note by Officers or Directors if Shares are registered under Section 12 of the Exchange Act.

6.5 Nonassignability of Options. Except as determined by the Administrator, no Option shall be assignable or otherwise transferable by the Optionee except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Optionee. Incentive Stock Options may only be assigned in compliance with Section 7(h).

6.6 Substitute Options. The Board may cause the Company to grant Substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to Section 10) Substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price determined by the Board.

6.7 Cancellation and Regrant of Options. The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Option holders, the cancellation of any or all outstanding Options granted under this Plan and to grant in substitution new Options covering the same or a different number of shares of the Company’s common stock but with an Option Price based on the Fair Market Value per share of the Company’s common stock on the new Grant Date.

7. INCENTIVE STOCK OPTIONS

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Optionee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

(a) The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

(b) No Incentive Stock Option may be granted more than ten years from the date this Plan was approved by the Board.

(c) Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Optionee under all incentive stock option plans of the Company and its Affiliates, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d) In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated at the time of grant in the Option Agreement relating to that Incentive Stock Option.

(e) Any Incentive Stock Option granted to a Ten Percent Shareholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A ‘Ten Percent Shareholder’ is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

(f) The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Shareholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

(g) Incentive Stock Options may be granted only to Employees. If an Optionee changes status from an Employee to a Consultant, that Optionee’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7(i).

(h) No rights under an Incentive Stock Option may be transferred by the Optionee, other than by will or the laws of descent and distribution. During the life of the Optionee, an Incentive Stock Option may be exercised only by the Optionee. The Company’s compliance with a Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Optionee, shall not violate this Section 7(h).

(i) An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, the three-month period beginning with the Optionee’s Termination for any reason other than the Optionee’s death or disability (as defined in Section 22(c) of the Code). In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, and is not exercised within, the three-month period after the Optionee’s Termination provided it is exercised before the Expiration Date. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, one year after the Optionee’s Termination.

(j) An Incentive Stock Option may only be modified by the Board.

8. STOCK APPRECIATION RIGHTS, STOCK AWARDS AND CASH AWARDS

8.1 Stock Appreciation Rights. SARs may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Administrator may grant SARs subject to terms and conditions not inconsistent with the Plan and determined by the Administrator. The specific terms and conditions applicable to the Awardee shall be provided for in the Award Agreement. The following rules apply to SARs:

(a) Term. No SAR shall be exercisable after its Expiration Date. No SAR may have an Expiration Date that is more than ten years after its Grant Date.

(b) Vesting. SARs shall be exercisable: (i) on the Grant Date, (ii) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement, or (iii) or upon the achievement of Objectively Determinable Performance Conditions.

(c) Exercise of SARs. Upon the exercise of an SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the excess of the Fair Market Value of a fixed number of Shares covered by the exercised portion of the SAR on the date of exercise, over the Fair Market

Value of the Shares covered by the exercised portion of the SAR on the Grant Date. The amount due to the Awardee the exercise of a SAR will be paid in cash or Shares over the period or periods specified in the Award Agreement. An Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Awardee. A SAR shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Award Agreement from the person entitled to exercise the SAR.

(d) Nonassignability of SARs. Except as determined by the Administrator, no SAR shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. However, SARs may be transferred and exercised in accordance with a Domestic Relations Order.

(e) Substitute SARs. The Board may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Unless and to the extent specified otherwise by the Board, Substitute SARs shall have the same terms and conditions as the options they replace, except that (subject to Section 10) Substitute SARs shall be exercisable with respect to the Fair Market Value of Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

(f) Cancellation and Regrant of SARs. The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Awardee, the replacement or re-grant, through cancellation or modification, of Stock Awards granted under the Plan.

8.2 Stock Awards. Stock Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The specific terms and conditions applicable to the Awardee shall be provided for in the Award Agreement. The Award Agreement shall state the number of Shares that the Awardee shall be entitled to receive or purchase, the terms and conditions on which the Shares shall vest, the price to be paid, if any, and, if applicable, the time within which the Awardee must accept such offer. The following rules apply to all Stock Awards:

(a) Term. No Stock Award shall be exercisable after its Expiration Date. No Stock Award may have an Expiration Date that is more than ten years after its Grant Date.

(b) Vesting. Stock Awards shall be exercisable: (i) on the Grant Date, or (ii) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement.

(c) Right of Repurchase. If so provided in the Award Agreement, Award Shares acquired pursuant to a Stock Award may be subject to Reverse Vesting.

(d) Form of Payment. The Administrator shall determine the acceptable form and method of payment for exercising a Stock Award.

(i) Acceptable forms of payment for all Award Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(ii) In addition, the Administrator may permit payment to be made by any of the methods permitted with respect to the exercise of Options pursuant to Section 6.4.

(e) Nonassignability of Stock Awards. Except as determined by the Administrator, no Stock Award shall be assignable or otherwise transferable by the Awardee except by will or by the laws of descent and distribution. However, Options may be transferred and exercised in accordance with a Domestic Relations Order.

(f) Substitute Stock Award. The Board may cause the Company to grant Substitute Stock Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Board, Substitute Stock Awards shall have the same terms and conditions as the options they replace, except that (subject to Section 10) Substitute Stock Awards shall be Stock Awards to purchase Shares rather than equity securities of the granting entity and shall have a Purchase Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.

(g) Cancellation or Regrant of Stock Awards. The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Awardee, the replacement or re-grant, through cancellation or modification, of Stock Awards granted under the Plan.

8.3 Cash Awards. Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Once the Administrator determines that it will grant a Cash Award, it shall advise the Awardee, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award. The following rules apply to all Cash Awards:

(a) Term. No Cash Award shall be payable after its Expiration Date. No Cash Award may have an Expiration Date that is more than ten years after its Grant Date.

(b) Vesting. Cash Awards shall be payable: (i) on the Grant Date, (ii) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement, or (iii) or upon the achievement of Objectively Determinable Performance Conditions.

9. EXERCISE OF AWARDS

9.1 In General. An Award shall be exercisable in accordance with this Plan and the Award Agreement under which it is granted.

9.2 Time of Exercise. Options and Stock Awards shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option or Stock Award, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option or Stock Award is being exercised, and (c) with respect to Nonstatutory Options, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Award may not be exercised for a fraction of a Share. SARs and Cash Awards shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the SAR or Cash Award.

9.3 Issuance of Award Shares. The Company shall issue Award Shares in the name of the person properly exercising the Award. If the Awardee is that person and so requests, the Award Shares shall be issued in the name of the Awardee and the Awardee’s spouse. The Company shall endeavor to issue Award Shares promptly after an Award is exercised. However, until Award Shares are actually issued, as evidenced by the appropriate entry on the stock books of the Company or its transfer agent, the Awardee will not have the rights of a shareholder with respect to those Award Shares, even though the Awardee has completed all the steps necessary to exercise the Award. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 10.

9.4 Termination

(a) In General. Except as provided in an Award Agreement or in writing by the Administrator, including in an Award Agreement, and as otherwise provided in Sections 9.4(b), (c), (d), (e), (f), (g) and (h), after an Awardee’s Termination, the Awardee’s Awards shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the three months after the Termination, but in no event after the Expiration Date. To the extent the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

(b) Leaves of Absence. Unless otherwise provided in the Award Agreement, no Award may be exercised more than three months after the beginning of a leave of absence, other than a personal or medical leave approved by an authorized representative of the Company with employment guaranteed upon return. Awards shall not continue to vest during a leave of absence, unless otherwise determined by the Administrator with respect to an approved personal or medical leave with employment guaranteed upon return.

(c) Death or Disability. Unless otherwise provided by the Administrator, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to all Awards other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Awards of that Awardee to the extent exercisable at the date of that Termination may be exercised for one year after that Termination, but in no event after the Expiration Date. In the case of Termination due to death, an Award may be exercised as provided in Section 16. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Award on behalf of the Awardee. In the case of an Awardee who dies or become disabled within three months after Termination, if the Termination was not due to Cause, the Awardee’s Awards may be exercised for one year after that Termination. To the extent an Award is not so exercised within the time specified for its exercise, the Award shall automatically terminate.

(d) Divestiture. If an Awardee’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 10.3 with respect to the Awardee’s Awards.

(e) Retirement. Unless otherwise provided by the Administrator, if an Awardee’s Termination is due to the Awardee’s retirement in accordance with the Company’s or an Affiliate’s retirement policy, all Awards of that Awardee to the extent exercisable at the Awardee’s date of retirement may be exercised for one year after the Awardee’s date of retirement, but in no event after the Expiration Date. To the extent the Awardee does not exercise an Option within the time specified for exercise, the Award shall automatically terminate.

(f) Severance Programs. Unless otherwise provided by the Administrator, if an Awardee’s Termination results from participation in a voluntary severance incentive program of the Company or an Affiliate approved by the Board, all Awards of that Employee to the extent exercisable at the time of that Termination shall be exercisable for one year after the Awardee’s Termination, but in no event after the Expiration Date. If the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

(g) Termination for Cause. If an Awardee’s Termination is due to Cause, all of the Awardee’s Awards shall automatically terminate and cease to be exercisable at the time of Termination and the Administrator may rescind any and all exercises of Awards by the Awardee that occurred after the first event constituting Cause. ‘Cause’ means employment-related dishonesty, fraud, misconduct or disclosure or misuse of confidential information, or other employment-related conduct that is likely to cause significant injury to the Company, an Affiliate, or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. ‘Cause’ shall not require that a civil judgment or criminal conviction have been entered against or guilty plea shall have been made by the Awardee regarding any of the matters referred to in the previous sentence.

(h) Administrator Discretion. Notwithstanding the provisions of Section 9.4 (a)-(g), the Plan Administrator shall have complete discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to:

(i) Extend the period of time for which the Award is to remain exercisable, following the Awardee’s Termination, from the limited exercise period otherwise in effect for that Award to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the option term; and/or

(ii) Permit the Award to be exercised, during the applicable post-Termination exercise period, not only with respect to the number of vested shares of the Company’s common stock for which such Award may be exercisable at the time of the Awardee’s Termination but also with respect to one or more additional installments in which the Awardee would have vested had the Awardee not been subject to Termination; and/or

(iii) Permit the lapse of some or all of the Company’s repurchase rights, as to any given Award, that is subject to Reverse Vesting.

(i) Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (B) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

10. CERTAIN TRANSACTIONS AND EVENTS

10.1 In General. Except as provided in this Section 10, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10. Additional provisions with respect to the foregoing transactions are set forth in Section 13.3.

10.2 Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Board shall make whatever adjustments it concludes are appropriate to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Options that may be granted to any individual under this Plan, (c) the Terms of any SAR, (d) the Purchase Price of any Stock Award, (e) the Option Price and number and class of securities issuable under each outstanding Option, and (f) the repurchase price of any securities substituted for Option Shares that are subject to repurchase rights. The specific adjustments shall be determined by the Board. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security. The Board need not adopt the same rules for each Award or each Awardee.

10.3 Fundamental Transactions. If the Company engages in a Fundamental Transaction, then, subject to Section 18.4 of this Plan, but notwithstanding any other provision of this Plan, the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (a) arrange for the substitution, in exchange for Awards, of options to purchase equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) (an ‘assumption’ of Awards) on such terms and conditions as the Board determines are appropriate, (b) accelerate the vesting and termination of outstanding Awards, in whole or in part, so that Awards can be exercised before or otherwise in connection with the closing or completion of the Fundamental Transaction or event but then terminate, (c) cancel or arrange for the cancellation of Awards in exchange for cash payments to Awardees, or (d) either arrange for any repurchase rights of the Company with respect to Award Shares to apply to the securities issued in substitution for Shares or terminate repurchase rights on Award Shares.

10.4 Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board may specify that such transaction or event constitutes a ‘Divestiture’. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 10.3 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Awardee.

10.5 Dissolution. If the Company adopts a plan of dissolution, the Board may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. The Board need not adopt the same rules for each Award or each Awardee. However, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate just before the dissolution is completed.

10.6 Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event addressed in this Section 10 would be greater if one or more of those steps were not taken or payments were not made with respect to that Awardee’s Awards or Award Shares, then and to that extent one or more of those steps shall not be taken and payments shall not be made.

11. AUTOMATIC OPTION GRANTS TO NONEMPLOYEE DIRECTORS

11.1 Grant Dates. Option grants to Nonemployee Directors shall be made on the dates specified below:

(a) Each individual who is first elected or appointed as a Nonemployee Board member at any time after the 2003 annual meeting of shareholders shall automatically be granted, on the date of such initial election or appointment, a Nonstatutory Option to purchase 15,000 Shares (the ‘Initial Grant’).

(b) Commencing in 2004, on the date of each annual shareholders meeting, each individual who is to continue to serve as a Nonemployee Director shall automatically be granted a Nonstatutory Option to purchase 35,000 Shares (the ‘Annual Grant’), provided such individual has served as a Nonemployee Director for at least six (6) months. The Annual Grant for 2003 will be made within forty-five (45) days of shareholder approval of this Plan.

11.2 Exercise Price

(a) The Option Price shall be equal to one hundred percent (100%) of the Fair Market Value of the Shares on the Option grant date.

(b) The Option Price shall be payable in one or more of the alternative forms authorized pursuant to Section 6.4. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the Option Price must be made on the date of exercise.

11.3 Option Term. Each option shall have a term of ten (10) years measured from the Option grant date.

11.4 Exercise and Vesting of Options. Each Option granted pursuant to Section 11 of this Plan shall be immediately exercisable for any or all of the Option Shares. However, any unvested Shares purchased under the Option shall be subject to a right of repurchase by the Company, at the Option Price paid per share, upon the Awardee’s cessation of Board service prior to vesting in those Shares. The Shares subject to each Initial Grant and Annual Grant shall vest, and the Company’s repurchase right shall lapse, in equal installments at the end of each quarter, during thesubsequent twelve (12) month period measured from the grant date.

11.5 Limited Transferability of Options. Each Option granted pursuant to this Section 11 may be assigned in whole or in part during the Awardee’s lifetime to one or more members of the Awardee’s family or to a trust established exclusively for one or more such family members or to an entity in which the Awardee is majority owner or to the Awardee’s former spouse, to the extent such assignment is in connection with the Awardee’s estate or financial plan or pursuant to a Domestic Relations Order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Administrator may deem appropriate. The Awardee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Options under this Section 11, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Awardee’s death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the applicable Award Agreement evidencing each such transferred Option, including (without limitation) the limited time period during which the Option may be exercised following the Awardee’s death.

11.6 Termination of Board Service. The following provisions shall govern the exercise of any Options held by the Awardee at the time the Awardee ceases to serve as a Board member:

(a) The Awardee (or, in the event of Awardee’s death, the personal representative of the Awardee’s estate or the person or persons to whom the option is transferred pursuant to the Awardee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12) month period following the date of such cessation of Board service in which to exercise each such Option.

(b) During the twelve (12) month exercise period, the Option may not be exercised in the aggregate for more than the number of vested Shares for which the Option is exercisable at the time of the Awardee’s cessation of Board service.

(c) Should the Awardee cease to serve as a Board member by reason of death or permanent disability (as determined by the Administrator), then all Shares at the time subject to the Option shall immediately vest so that such Option may, during the twelve (12) month exercise period following such cessation of Board service, be exercised for any or all of those Shares as fully vested.

(d) In no event shall the Option remain exercisable after the expiration of the Option term. Upon the expiration of the twelve (12) month exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any vested Shares for which the Option has not been exercised. However, the Option shall, immediately upon the Awardee’s cessation of Board service for any reason other than death or permanent disability, terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for vested Shares.

11.7 Certain Transactions and Events

(a) In the event of a Fundamental Transaction while the Awardee remains a Board member, the Shares at the time subject to each outstanding Option held by such Awardee pursuant to Section 11, but not otherwise vested, shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Fundamental Transaction, become exercisable for all the Shares as fully vested Shares and may be exercised for any or all of those vested Shares. Immediately following the consummation of the Fundamental Transaction, each Option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or Affiliate thereof).

(b) In the event of a Change of Control while the Awardee remains a Board member, the Option Shares held by such Awardee pursuant to Section 11, but not otherwise vested, shall automatically vest in full so that each such Option shall, immediately prior to the effective date of the Change of Control, become exercisable for all the Shares as fully vested Shares and may be exercised for any or all of those vested Shares. Each such Option shall remain exercisable for such fully vested Shares until the expiration or sooner termination of the Option term or the surrender of the Option in connection with a Hostile Take-Over.

(c) All outstanding repurchase rights shall automatically terminate, and the Shares subject to those terminated rights shall immediately vest in full, in the event of any Fundamental Transaction or Change of Control.

(d) Upon the occurrence of a Hostile Take-Over while the Awardee remains a Board member, such Awardee shall have a thirty (30) day period in which to surrender to the Company each of his or her outstanding Options granted pursuant to Section 11. The Awardee shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of:

(i) The Take-Over Price of the Shares at the time subject to each surrendered Option (whether or not the Awardee is otherwise at the time vested in those Shares) over

(ii) The aggregate Option Price payable for such Shares.

Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. No approval or consent of the Board or Administrator shall be required at the time of the actual Option surrender and cash distribution.

(e) Each Option which is assumed in connection with a Fundamental Transaction shall be appropriately adjusted, immediately after such Fundamental Transaction, to apply to the number and class of securities which would have been issuable to the Awardee in consummation of such Fundamental Transaction had the Option been exercised immediately prior to such Fundamental Transaction.

Appropriate adjustments shall also be made to the Option Price payable per share under each outstanding Option, provided the aggregate Option Price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Fundamental Transaction, the successor corporation may, in connection with the assumption of the outstanding Options granted pursuant to Section 11, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Fundamental Transaction.

(f) The grant of Options pursuant to Section 11 shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(g) The remaining terms of each Option granted pursuant to Section 11 shall, as applicable, be the same as terms in effect for Awards granted under the Plan. Notwithstanding the foregoing, the provisions of Section 9.4 and Section 10 shall not apply to Options granted pursuant to Section 11.

(h) For so long as Initial Grants and/or Annual Grants shall be made to Nonemployee Directors pursuant to Section 11 of this Plan, no other initial or annual grants will be made to Nonemployee Directors under Prior Plans.

12. WITHHOLDING AND TAX REPORTING

12.1 Tax Withholding Alternatives

(a) General. Whenever Award Shares are issued or become free of restrictions, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Award Shares until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

(b) Method of Payment. The Awardee shall pay any required withholding using the forms of consideration described in Section 6.4(b), except that, in the discretion of the Administrator, the Company may also permit the Awardee to use any of the forms of payment described in Section 6.4(c). The Administrator may also permit Award Shares to be withheld to pay required withholding. If the Administrator permits Award Shares to be withheld, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates.

12.2 Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

13. COMPLIANCE WITH LAW

The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

14. AMENDMENT OR TERMINATION OF THIS PLAN OR OUTSTANDING AWARDS

14.1 Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan.

14.2 Shareholder Approval. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, the Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan.

14.3 Effect. No such amendment or modification as contemplated in Section 14.2 of this Plan shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Awardee consents to such amendment or modification.

15. RESERVED RIGHTS

15.1 Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.

15.2 Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

16. SPECIAL ARRANGEMENTS REGARDING AWARD SHARES

16.1 Escrows and Pledges. To enforce any restrictions on Award Shares including restrictions related to Reverse Vesting, the Administrator may require their holder to deposit the certificates representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on the certificates. Any Awardee who delivers a promissory note as partial or full consideration for the purchase of Award Shares will be required to pledge and deposit with the Company some or all of the Award Shares as collateral to secure the payment of the note. However, the Administrator may require or accept other or additional forms of collateral to secure the note and, in any event, the Company will have full recourse against the maker of the note, notwithstanding any pledge or other collateral.

16.2 Repurchase Rights

(a) Reverse Vesting. If an Option or Stock Award is subject to Reverse Vesting, the Company shall have the right, during the seven months after the Awardee’s Termination, to repurchase any or all of the Award Shares that were unvested as of the date of that Termination. If the Award Shares were purchased with a promissory note, the repurchase price shall be the lower of: the Option Price or Purchase Price for such Shares, (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase) and the Fair Market Value at the date of Termination. In all other cases, the repurchase price shall be determined by the Administrator in accordance with this Section 16.2. The repurchase determined by the Administrator shall be either (i) the Option Price or Purchase Price for the Award Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase) or (ii) the lower of (A) the Option Price or Purchase Price for the Shares or (B) the Fair Market Value of those Option Shares as of the date of the Termination. The repurchase price shall be paid in cash or, if the Option Shares were purchased in whole or in part with a promissory note, cancellation of indebtedness under that note, or a combination of those means. The Company may assign this right of repurchase.

(b) Procedure. The Company or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 16.2. However, the Company’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 16.2 for exercising its repurchase rights in order to exercise such rights.

17. BENEFICIARIES

An Awardee may file a written designation of one or more beneficiaries who are to receive the Awardee’s rights under the Awardee’s Awards after the Awardee’s death. An Awardee may change such a designation at any time by written notice. If an Awardee designates a beneficiary, the beneficiary may exercise the Awardee’s Awards after the Awardee’s death. If an Awardee dies when the Awardee has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Awardee’s estate to exercise the Award or, if there is none, the person entitled to exercise the Option under the Awardee’s will or the laws of descent and distribution. In any case, no Award may be exercised after its Expiration Date.

18. MISCELLANEOUS

18.1 Governing Law. This Plan, the Award Agreements and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares, shall be governed by the substantive laws, but not the choice of law rules, of the state of incorporation of the Company.

18.2 Determination of Value. Fair Market Value shall be determined as follows:

(a) Listed Stock. If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the ‘Value Date’) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.

(b) Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c) No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator (following guidelines established by the Board or Committee) will determine Fair Market Value in good faith. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Directors, or Consultants, (ii) the Company’s net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

18.3 Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

18.4 Contractual Arrangements. Notwithstanding anything to the contrary set forth within this Plan, the terms and conditions of all existing and future employment and consulting agreements with the Company, including without limitation, any definitions contained in those agreements, shall be unaffected by and shall supersede the terms of this Plan.

18.5 Prior Plans. All options outstanding under the Prior Plans shall continue to be governed solely by the terms of the documents evidencing such options, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such transferred options with respect to their acquisition of shares of the Company’s Common Stock.

18.6 Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.

18.7 Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Option Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 18.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

Adopted by the Board on:

Approved by the shareholders on:

Effective date of this Plan: